                                                                    EXHIBIT 99.1

                           F.N.B. CORPORATION REPORTS
                           FIRST QUARTER 2005 RESULTS

Hermitage, PA - April 21, 2005 F.N.B. Corporation (NYSE: FNB), a diversified financial services company, today reported first quarter 2005 net income of $14.9 million, or $.28 per diluted share. These results compare to $16.2 million, or $.34 per diluted share, for the same period last year. In the first quarter of 2005 the Corporation recorded $485 thousand after tax, or $.01 per diluted share, in merger-related costs due to the acquisition of NSD Bancorp Inc. (NSD). Reported net income in the same period last year included a gain on sale of branches equaling $2.7 million and $369 thousand in income from Sun Bancorp, which was acquired by Omega Financial Corporation in 2004. These items contributed $3.1 million, or $.06 per diluted share, in the first quarter of 2004. The Corporation's return on equity for the first quarter of 2005 was 15.8%, and its return on assets was 1.15%.

"We are pleased to report excellent earnings for the first quarter of 2005," said Stephen Gurgovits, President and Chief Executive Officer of F.N.B. Corporation. "As we begin our second year following the spin-off of our Florida operations, we have demonstrated a continuation of our commitment to provide high performing results to our shareholders."

On October 8, 2004 the Corporation completed its acquisition of Slippery Rock Financial Corporation (Slippery Rock), parent company of First National Bank of Slippery Rock, with $335 million in assets. Further, on February 18, 2005 the Corporation completed its acquisition of NSD, the parent company of NorthSide Bank, with $503 million in assets. The operations of these entities have been included in the Corporation's results of operations from the date of acquisition.

Fully tax equivalent net interest income for the first quarter of 2005 was up 9.1% over the same period last year, reflecting increased levels of earning assets and interest bearing liabilities as a result of the Slippery Rock and NSD acquisitions. The net interest margin in the first quarter of 2005 was 3.96%, slightly narrower than the 4.04% in same period last year and 9 basis points ahead of the 3.87% of the previous quarter.

Non-interest income for the first quarter of 2005 was $18.4 million compared to $20.8 million in the same period last year. The first quarter of 2004 included a $4.1 million pretax gain on sale of branches as well as $567 thousand in income from Sun Bancorp that terminated when it was acquired. In addition, insurance commissions and fees increased $1.4 million, or 56.7%, due to the addition of the Morrell, Butz and Junker Insurance Agency at mid-year 2004. The acquisitions of Slippery Rock and NSD also contributed to the $1.0 million dollar, or 12.4%, increase in fee income from service charges on loans and deposits.

Non-interest expense for the first quarter of 2005 totaled $40.3 million, compared to $34.6 million in expense for the same period last year. The first quarter of 2005 includes $746 thousand in NSD-related merger expenses. Additionally, the acquisitions in 2004 and the first quarter of 2005 contributed approximately $3.0 million to the Corporation's non-interest expense in the first quarter of 2005.

Annualized net charge-offs for the first quarter of 2005 were 43 basis points of average loans, compared to 56 basis points for the first quarter of 2004 and 53 basis points in the fourth quarter of 2004. Non-performing loans to total loans were 89 basis points for the first quarter of 2005, representing improvements from 92 basis points in the first quarter last year and 94 basis points on a sequential quarter basis. Non-performing assets as a percent of total assets showed similar improvements. As a direct result of these improving asset quality trends, the provision for loan losses was reduced to $2.3 million for the first quarter of 2005, compared to $4.6 million in the same period last year. On March 31, 2005 the allowance for loan losses was 1.43% of total loans, consistent with the first quarter of 2004. Further, the allowance constituted 161% of non-performing loans in the first quarter of 2005 versus 155% in the same period last year.

Shareholders' equity at March 31, 2005 increased $128.6 million from the end of last year primarily due to the additional equity issued in the NSD acquisition. The equity to assets ratio and tangible capital ratio were 8.1% and 4.4%, respectively, at the end of the first quarter of 2005. The Corporation continues to maintain "well capitalized" ratios for federal bank regulatory purposes.

"Our expansion initiatives of last year have provided a major contribution to our high performance and strong equity position in the first quarter of 2005," noted Gurgovits. "Further, we remain committed to delivering on our shareholder value proposition as reflected in the cash dividend payout announced in the first quarter 2005. This cash dividend represents a yield of 4.8%, and ranks F.N.B. in the top 1% of all banks with $3-10 billion in assets."

The Corporation will host a conference call on Friday, April 22, 2005 at 11:00 a.m. (EDT) to discuss first quarter 2005 results. Interested parties may access the conference call by dialing 1-800-346-7359 with the entry code 3044. Replays of the call will be available until April 29, 2005 by calling 1-800-332-6854 and using the above entry code, 3044. A transcript of the conference call will also be available on the Corporation's web site, http://www.fnbcorporation.com.

The Corporation will hold its Annual Meeting on May 18, 2005 at 4:00 p.m. in the Howard Miller Student Center at Thiel College in Greenville, PA. Shareholders of record on March 9, 2005 will be entitled to vote at the meeting.

ABOUT F.N.B. CORPORATION:

F.N.B. Corporation, headquartered in Hermitage, PA, has total assets of $5.6 billion. F.N.B. is a leading provider of banking, wealth management, insurance and consumer finance services in Western Pennsylvania and Eastern Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, F.N.B. Investment Advisors, Inc., First National Insurance Agency, Inc. and Regency Finance Company. It also operates consumer finance offices in Tennessee.

Mergent Inc., a leading provider of business and financial information on publicly traded companies, has recognized F.N.B. as a Dividend Achiever. This annual recognition is based on the Corporation's outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for over 32 consecutive years.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information is available on F.N.B.'s website at http://fnbcorporation.com.

This press release of F.N.B. Corporation and the reports it files with the Securities and Exchange Commission often contain "forward-looking statements" relating to present or future trends of factors affecting the banking industry and specifically the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance or projected performance. These include, but are not limited to: (1) a significant increase in competitive pressures among depository institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which F.N.B. is engaged; (6) changes in the securities markets; or (7) risk factors mentioned in the reports and registration statements F.N.B. Corporation files with the Securities and Exchange Commission. F.N.B. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.
                                      # # #

                                    Media Contact:    Kathryn Lima 724-981-4318
                                                            724- 301-6984 (cell)
                                       Analysts/Institutional Investors Contact:
                                                        John Waters 238-514-2643
                                                             239-272-6495 (cell)
                                                   http://www.fnbcorporation.com


                               Data tables follow

F.N.B. CORPORATION
(UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     2005                         2004               1st Qtr 2005-   1st Qtr 2005-
                                                ------------       --------------------------------  4th Qtr 2004    1st Qtr 2004
                                                    First             Fourth              First         Percent        Percent
STATEMENT OF EARNINGS                              Quarter            Quarter            Quarter        Variance      Variance
---------------------                           ------------       ------------        ------------  -------------   ------------
Interest income - taxable equivalent basis      $     70,181       $     67,660        $     62,573         3.7        12.2

Interest income                                 $     69,400       $     67,006        $     61,976         3.6        12.0
Interest expense                                      23,490             22,688              19,771         3.5        18.8
                                                ------------       ------------        ------------
      Net interest income                             45,910             44,318              42,205         3.6         8.8
Provision for loan losses                              2,331              4,468               4,622       (47.8)      (49.6)
                                                ------------       ------------        ------------
      Net interest income after provision             43,579             39,850              37,583         9.4        16.0

Service charges                                        9,054              9,026               8,056         0.3        12.4
Insurance commissions and fees                         3,769              3,084               2,406        22.2        56.7
Securities commissions and fees                        1,404              1,354               1,341         3.7         4.7
Trust income                                           1,905              1,684               1,873        13.1         1.7
Gain (loss) on sale of securities                        607               (830)                445       (173.1)      36.4
Gain on sale of loans                                    314                322                 267        (2.5)       17.5
Gain on sale of branches                                  --                 --               4,135         n/m       (100.0)
Other                                                  1,363              6,563               2,246       (79.2)      (39.3)
                                                ------------       ------------        ------------
      Total non-interest income                       18,416             21,201              20,769       (13.1)      (11.3)

Salaries and employee benefits                        21,183             17,916              18,254        18.2        16.0
Occupancy and equipment                                6,517              6,531               5,733        (0.2)       13.7
Amortization of intangibles                              860                801                 519         7.4        65.7
Other                                                 11,778             13,369              10,106       (11.9)       16.5
                                                ------------       ------------        ------------
      Total non-interest expense                      40,338             38,617              34,611         4.5        16.5

Income before income taxes                            21,657             22,434              23,741        (3.5)       (8.8)
Income taxes                                           6,747              6,622               7,518         1.9       (10.3)
                                                ------------       ------------        ------------
         NET INCOME                             $     14,910       $     15,812        $     16,222        (5.7)       (8.1)
                                                ============       ============        ============

Earnings per share

      Basic                                     $       0.28       $       0.32        $       0.35       (12.5)      (20.0)
      Diluted                                   $       0.28       $       0.31        $       0.34        (9.7)      (17.6)

PERFORMANCE RATIOS
------------------
Return on average equity                               15.76%             19.68%              26.74%
Return on average assets                                1.15%              1.24%               1.41%
Net interest margin (FTE)                               3.96%              3.87%               4.04%
Yield on earning assets (FTE)                           5.97%              5.83%               5.91%
Cost of funds                                           2.28%              2.25%               2.12%
Efficiency ratio (FTE)(1)                              60.64%             57.15%              53.63%

COMMON STOCK DATA
-----------------
Average basic shares outstanding                  53,041,581         49,724,057          46,173,243         6.7        14.9
Average diluted shares outstanding                53,808,732         50,564,299          47,067,603         6.4        14.3
Ending shares outstanding                         56,274,790         50,058,119          46,284,226        12.4        21.6
Book value per common share                     $       8.04       $       6.47        $       5.40        24.2        48.9
Tangible book value per common share            $       4.16       $       4.42        $       4.56        (5.8)       (8.7)
Dividend payout ratio                                  86.81%             72.56%              65.42%

(1) The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

F.N.B. CORPORATION
(UNAUDITED)
(DOLLARS IN THOUSANDS)

                                                     2005                      2004              1st Qtr 2005-  1st Qtr 2005-
                                                  ----------       ---------------------------    4th Qtr 2004  1st Qtr 2004
                                                     First           Fourth           First          Percent      Percent
AVERAGE BALANCES                                    Quarter          Quarter         Quarter        Variance     Variance
----------------                                  ----------       ----------       ----------     ----------   ----------
Total assets                                      $5,259,608       $5,064,681       $4,631,044         3.8        13.6
Earning assets                                     4,749,111        4,617,240        4,249,915         2.9        11.7
Securities                                         1,243,380        1,226,458          986,621         1.4        26.0
Loans, net of unearned income                      3,504,247        3,388,884        3,262,547         3.4         7.4
Allowance for loan losses                             52,655           51,570           47,191         2.1        11.6
Goodwill and intangibles                             150,252           96,286           37,527        56.0       300.4

Deposits and repurchase agreements                 3,887,935        3,807,835        3,466,522         2.1        12.2
Short-term borrowings                                246,771          186,890          265,481        32.0        (7.0)
Long-term debt                                       533,573          547,208          457,520        (2.5)       16.6
Trust preferred securities                           128,866          128,866          128,866          --          --
Shareholders' equity                                 383,683          319,695          243,738        20.0        57.4

ASSET QUALITY DATA
------------------
Non-accrual loans                                 $   26,845       $   27,029       $   24,018        (0.7)       11.8
Restructured loans                                     5,793            4,993            5,826        16.0        (0.6)
                                                  ----------       ----------       ----------
Non-performing loans                                  32,638           32,022           29,844         1.9         9.4
Other real estate owned                                6,240            6,200            3,354         0.6        86.1
                                                  ----------       ----------       ----------
Non-performing assets                             $   38,878       $   38,222       $   33,198         1.7        17.1
                                                  ==========       ==========       ==========

Net loan charge-offs                              $    3,723       $    4,506       $    4,534       (17.4)      (17.9)
Allowance for loan losses                             52,698           50,467           46,227         4.4        14.0

Non-performing loans/total loans                        0.89%            0.94%            0.92%
Non-performing assets/total assets                      0.69%            0.76%            0.72%
Allowance for loan losses/total loans                   1.43%            1.49%            1.43%
Allowance for loan losses/
    non-performing loans                              161.46%          157.60%          154.90%
Net loan charge-offs (annualized)/
    average loans                                       0.43%            0.53%            0.56%

BALANCES AT PERIOD END
----------------------
Total assets                                      $5,610,450       $5,027,009       $4,635,436        11.6        21.0
Earning assets                                     5,016,508        4,575,201        4,261,553         9.6        17.7
Securities                                         1,328,151        1,177,000        1,018,183        12.8        30.4
Loans, net of unearned income                      3,685,933        3,389,461        3,240,065         8.7        13.8
Goodwill and intangibles                             218,368          102,849           38,941       112.3       460.8

Deposits and repurchase agreements                 4,094,320        3,758,934        3,437,776         8.9        19.1
Short-term borrowings                                295,971          234,259          279,943        26.3         5.7
Long-term debt                                       567,591          507,343          473,645        11.9        19.8
Trust preferred securities                           128,866          128,866          128,866          --          --
Shareholders' equity                                 452,676          324,102          250,044        39.7        81.0

CAPITAL RATIOS
--------------
Equity/assets (period end)                              8.07%            6.45%            5.39%
Leverage ratio                                          7.19%            6.52%            6.00%
Tangible equity/tangible assets (period end)            4.35%            4.49%            4.59%